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                                                                     Exhibit 8.2


                               [Form of Tax Opinion]


                               [           ], 2000



GBT BANCORP
2 Harbor Loop
Gloucester, Massachusetts  01930-0030

           Re:    Proposed Merger of GBT Bancorp and Andover Bancorp, Inc.
                  --------------------------------------------------------

Ladies and Gentlemen:

           We have acted as counsel to GBT Bancorp (the "Company"), a Massachusetts corporation, in connection with the proposed merger (the "Merger") of the Company with and into the Andover Bancorp, Inc. ("Andover"), a Delaware corporation, in accordance with the Agreement and Plan of Merger by and between Andover and the Company, dated as of January 26, 2000 (the "Agreement"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

           We have examined the law and such papers, including the Agreement, as deemed necessary to render this option. As to questions of fact material to our opinion we have relied representations of Andover and the Company contained in letters addressed to us and attached to this letter (the "Letters of Representation"), without undertaking to verify the same by independent investigation; upon representations set forth in the Agreement (including the Exhibits); and upon such other documents pertaining to the Merger as we have deemed appropriate and necessary.

           In our examination we have assumed that (i) the Merger will be consummated in accordance with the terms of the Agreement; (ii) each entity that is a party to any of the documents (the "Documents") described in the preceding paragraphs has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents;
(iii) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (v) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the

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GBT BANCORP
[         ], 2000
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Documents; (vi) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (vii) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents or assumptions upon which this opinion is based; (viii) the business reasons for the Merger will constitute a valid business purpose, within the meaning of Treasury Regulation section 1.368-1(b) and (c), for the Merger; and (ix) the fair market value of the aggregate number of shares of Buyer Common Stock received in respect of shares of Seller Common Stock in the Merger will equal at least two-thirds of the aggregate amount of (a) cash received in respect of such shares of Seller Common Stock as Per Share Cash Consideration plus (b) cash received as payment of appraised value in respect of Dissenting Shares.

           The opinion rendered herein is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department proposed, temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. The opinion rendered below is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinion rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions.

           We express no opinion as to the federal income tax consequences other than that described below, if any, or as to the effect of the Merger on prior transactions, or as to any state, local or foreign income or other tax consequences with respect to the Merger.

           Based on the foregoing, we are of opinion, as of the date hereof and under existing law, that the Merger will constitute a reorganization within the meaning of section 368(a) of the Code.

           We undertake no responsibility to update or supplement our opinion. We are furnishing this letter to you solely in support of the information set forth under the heading "Federal Income Tax Consequences" in the combined Proxy Solicitation Statement of the Company and Prospectus of Andover, relating to the issuance of Andover common stock and payment of cash to the stockholders of the Company in connection with the Merger. We hereby consent to the filing of this opinion with the SEC as an exhibit to the S-4 and to the reference to our firm under such heading in the S-4. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This letter is not to be used, circulated, or quoted or otherwise referred to for any other purpose without our prior written consent.

                                             Very truly yours,

                                             FOLEY, HOAG & ELIOT LLP

                                             By:
                                                 -------------------------------
                                                 A Partner